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                                                                  Exhibit (a)(3)

                              NOTICE OF WITHDRAWAL

     If you previously elected to accept Keane, Inc.'s offer to you to ask it to exchange your options, but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to Patricia MacKay by fax at (617) 241-0738 or by mail or hand delivery to Ten City Square, Boston, Massachusetts 02129 so that it is received on or before 5:00 p.m., Eastern daylight savings time, on October 7, 2002, unless the offer is extended. If you have questions, please send an email to Patricia MacKay at patricia_a_mackay@keane.com.

To Keane, Inc.

     I previously received a copy of the Offer to Exchange outstanding stock options dated September 6, 2002 and the Election Form. I signed and returned the Election Form, in which I chose to accept Keane, Inc.'s offer to ask it to exchange my options. I now wish to withdraw all of the options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange. I have read and understood all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

     I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5:00 p.m. Eastern daylight savings time, on October 7, 2002 or, if Keane, Inc. extends the deadline to exchange options, before the extended expiration of the offer.

     By rejecting the offer to ask Keane, Inc. to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan under which they were granted and existing option grant documents between Keane, Inc. and me.

     I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

     I do not accept the offer to exchange any of my options.


[X] ____________________________________________________________________________
                                    Signature

Date:_____________________, 2002

Name: __________________________________________________________________________
                                     (Please Print)

Tax ID/Social Security No.:  ___________________________________________________